Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES SEPTEMBER 2012 U.S. TRADING VOLUMES

NEW YORK, October 8, 2012 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that September 2012 U.S. trading volume was 3.6 billion shares and average daily volume (ADV) was 188 million shares.  This compares to 3.8 billion shares and ADV of 164 million shares in August 2012 and 4.1 billion shares and ADV of 193 million shares in September 2011.  There were 19 trading days in September 2012, 23 trading days in August 2012 and 21 trading days in September 2011.

ITG U.S. Trading Activity

September 2012

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

September 2012	19	3,573,828,001	188,096,211

Year-to-Date:	188	34,157,978,162	181,691,373

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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